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                                   EXHIBIT "A"



CONTACT:            Frank C. McDowell              Jay W. Pauly
                    BRE Properties, Inc.           REIT of California
                    415/445-6530                   310/476-7793


                    Lauren L. Barr                 LeRoy E. Carlson
                    BRE Properties, Inc.           REIT of California
                    415/445-6523                   310/476-7793

                                                           FOR IMMEDIATE RELEASE


                      BRE PROPERTIES AND REIT OF CALIFORNIA
                     ANNOUNCE DEFINITIVE AGREEMENT TO MERGE


     SAN FRANCISCO/LOS ANGELES, October 11, 1995 -- BRE Properties, Inc. (NYSE:BRE) and Real Estate Investment Trust of California (NYSE:RCT) today announced the execution of a definitive agreement in which the two companies will be merged, forming one of the largest multifamily real estate investment trusts in the Western United States. BRE Properties will be the surviving entity.

     Based on the current market price of BRE's stock, the combined companies will have an equity market capitalization of approximately $540 million and ownership interests in 47 multifamily properties, totaling 12,449 apartment units, located in nine major markets in California, Arizona, Oregon, Washington and Nevada. The transaction is expected to be accretive to Funds From Operations (FFO) on a per share basis due, in part, to operating efficiencies anticipated to be derived from the merger.

     Under the terms of the agreement, BRE would exchange 0.57 shares of its common stock for each share of beneficial interest of RCT in a tax free transaction to be accounted for as a purchase. Upon completion of the merger, shareholders of RCT would own approximately 33% of the combined entity. The merger is subject to the approval of the shareholders of both companies and other conditions; closing is expected to occur as soon as practical following such approvals. The Boards of both companies have unanimously approved the transaction.


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     Frank C. McDowell, President and Chief Executive Officer of BRE Properties,
said, "This strategic merger moves BRE closer to its stated goal of becoming the preeminent multifamily REIT in the Western United States. In addition to a balance sheet that should position the company for future growth, the combined entity will have a deeper management team, and a geographically stronger and more diversified position in our markets."

     McDowell added, "Based on market capitalization, the merger will place BRE among the ten largest multifamily REITs in the country. We stand to achieve important efficiencies that should have substantial and immediate benefits. In particular, we will be able to combine REIT of California's proven internal property management capabilities with BRE's asset management skills to accomplish our goal of internalizing property management."

     Jay W. Pauly, President and Chief Executive Officer of REIT of California, commented, "We are excited about the strategic combination and believe shareholders will be well served by the transaction. Our companies share a multifamily focus; currently, multifamily assets represent approximately 80% and 70%, respectively, of the equity investments of BRE and RCT. The combined entity would continue to seek to redeploy non-core assets into additional apartment properties. This merger strengthens the regional multifamily focus and allows for net cost savings from internal management of BRE's properties, the closing of REIT of California's corporate offices, elimination of certain duplicative administrative costs, and realization of economics of scale."

     McDowell stated, "The merger builds on BRE's presence in the Phoenix/Scottsdale, San Diego, Sacramento and Los Angeles/Orange County markets and gives us entry into Las Vegas. These additions complement our presence in Tucson, Seattle, San Francisco, and Portland. Apartment ownership interests will total 12,449 units, including 3,319 units on land leased to others. Current commitments on three additional properties, currently in development, will bring the unit total to 13,387."


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     In the combined entity, which will be headquartered in San Francisco, Frank
C. McDowell will serve as President and Chief Executive Officer, Jay W. Pauly will serve as Chief Operating Officer. Additionally, LeRoy E. Carlson and John
H. Nunn, both of RCT, will join BRE's senior management team. Three directors from REIT of California will be appointed to the BRE Board of Directors, increasing BRE's Board from six to nine members.


     McDowell and Pauly noted that the strategic merger should result in both financial and operating advantages: With an equity market capitalization of approximately $540 million and debt to total market capitalization of about 26%, the combined company should have greater financing flexibility and better access to the capital markets. The stock of the combined companies will have a broader shareholder base which should serve to increase liquidity. The balance sheet of the combined entity will have low debt ratios, long-term debt maturity schedules, a significant number of unencumbered assets, and average fixed interest rates of approximately 7.6%.

     The closing market price per share on October 11, 1995 was $33.375 for BRE Properties and $16.375 for REIT of California. In the event the average share price of BRE common stock immediately prior to the closing is below $28.07, or, if both the average share price is less than $28.575 and the stock price has declined by more than a specified index value, RCT may elect to terminate the agreement subject to BRE's right to increase the exchange ratio. The complete terms of the merger will be more fully described in a proxy expected to be mailed to shareholders in November.

     The strategic merger will combine two well-established and financially sound REITs with compatible strategies and portfolios. Both BRE Properties and REIT of California have paid dividends to shareholders for 100 or more consecutive quarters. BRE's financial advisor is Dean Witter Reynolds Inc.; RCT's financial advisor is Prudential Securities Incorporated.


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     REIT of California, headquartered in Los Angeles, is a self-administered and self-managed REIT which owns properties in California, Arizona and Nevada, BRE Properties, headquartered in San Francisco, is a self-administered REIT which primarily owns and operates multifamily properties in California, Arizona, Oregon and Washington.


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